Exhibit 23.1

CONSENT OF THE INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-170429) and Form S-8 (Nos. 333-03983, 333-82751, 333-37262, 333-88510, 333-116250 and 333-159369) of Terex Corporation of our report dated October 20, 2011, relating to the consolidated financial statements of Demag Cranes AG for the year ended September 30, 2010 (which report expresses a qualified opinion and includes an explanatory paragraph relating to the presentation of comparative financial statements) appearing in this Current Report (Form 8-K/A) of Terex Corporation.

Düsseldorf, Germany, October 31, 2011

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